Exhibit 10.2

Hancock Holding Company

One Hancock Plaza

Post Office Box 4019

Gulfport, Mississippi 39502

228-868-4000

Re: Award of Restricted Common Stock

We are pleased to inform you of your grant of Restricted Common Stock of Hancock Holding Company (the “Restricted Shares”). The specifics of the grant, including the grant date, number of shares, vesting schedule (the “Vesting Period”) and other terms and conditions, as applicable, that are set forth in this online notification of your grant constitute a part of this Agreement and are incorporated herein by this reference. Upon your acceptance of this grant, you will become entitled to receive dividends on the Restricted Shares from and after the grant date and to immediately vote the Restricted Shares. This Award Agreement sets out other provisions applicable to the grant of your Restricted Shares.

The information in this Award Agreement is highly confidential. If you have any questions regarding your award or this Award Agreement, such questions should be directed only to the Human Resources Department, Corporate Trust Department or your immediate supervisor or the supervisors in your chain of command. Neither this award nor any of the provisions of this Award Agreement should be disclosed to or discussed with any other persons, specifically including other personnel of Hancock Holding Company or its subsidiaries. This confidentiality provision is not intended to preclude you from discussing this award or the contents of this Agreement with your spouse or other members of your immediate family or with your tax advisors. Neither will any disclosure of the award required to comply with federal or state security or other laws be deemed a violation of this provision.

The Board of Directors made this grant of Restricted Shares under the Hancock Holding Company 2005 Long-Term Incentive Plan (the “Plan”). The Plan is administered by a committee appointed by the Board of Directors (the “Committee”) which has authority to make certain decisions as to the terms of and to interpret the provisions of the Restricted Shares awarded to you under the Plan.

Before accepting this grant, you should review the Plan and Prospectus. A link has been provided in this online notification from which you may access copies of these documents. You should pay particular attention to the Plan since it sets forth other provisions which cover your award of Restricted Shares. Also, you should note that the acceptance of your award of Restricted Shares means that you have agreed to take any reasonable action required to meet the requirements imposed by Federal and State securities and other laws, rules or regulations and by any regulatory agencies having jurisdiction and you have agreed to allow the Company to withhold from any payments made to you, or to collect as a condition of payment, any taxes required by law to be withheld because of this award. The Prospectus contains an explanation of certain Federal Income Tax consequences and is current as of the date of the Prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time.

The Restricted Shares will vest in accordance with the vesting schedule provided you remain employed with the Company or its subsidiaries during the entire Vesting Period and keep a comparable position of responsibility and authority during the Vesting Period. Until they become vested, the Restricted Shares are to be held in escrow for you with Hancock Bank. Once your Restricted Shares become vested and you remit the amount of any taxes required to be withheld by the Company or instruct that a portion of the stock be withheld to cover such taxes, your stock will be released from escrow and from all restrictions on your ownership imposed hereunder.

Upon release from escrow, the Restricted Shares will be sent to you in a certificate representing such shares or will be issued in your name in a DRS book entry. However, you may request, in writing to the Committee, that all Restricted Shares be issued in a certificate and forwarded to you in lieu of a DRS book entry.

During the Vesting Period, you may not encumber or sell the Restricted Shares and you may not transfer the Restricted Shares except by will, the laws of descent and distribution, a beneficiary designation filed with the Company or pursuant to a domestic relations order. However, you may transfer your right to the Restricted Shares to a member of your immediate family or to a trust or similar vehicle for the benefit or your immediate family members subject to the same terms and conditions applicable to you. You must notify the Company of any transfer of your Restricted Shares. If you terminate employment or transfer to a position not having comparable responsibility or authority, whether voluntarily or involuntarily, at any time prior to the Restricted Shares becoming vested, your Restricted Shares will be forfeited and the Restricted Shares will become the sole property of the Company.

The vesting schedule applicable to your Restricted Shares shall be accelerated and your Restricted Shares will immediately become one hundred percent (100%) vested in the event of your death or your Disability (as defined below in connection with a Change in Control) provided the following conditions are met at the time of your death or Disability:

1.	You are an active employee of the Company or one of its subsidiaries;

2.	You are in good standing with the Company (i.e., meeting expectations performance rating as established by the Company); and

3.	You have at least ten years of service with the Company or its subsidiaries. For this purpose, years of service with any entity (the “Acquired Entity”) acquired by the Company or its subsidiaries in a merger, stock exchange or similar transaction shall be counted as years of service with the Company, provided you were employed by the Acquired Entity on the effective date of the merger with or other acquisition by the Company and/or its subsidiary. The number of years of service with the Acquired Entity to be taken into account for this purpose shall be the maximum years credited for seniority time in accordance with the policies and procedures of the Acquired Entity prior to such merger or acquisition.

In addition, if within the two-year period commencing on the closing date of a Change in Control (as defined in the Plan and Prospectus) your employment with the Company and its subsidiaries is involuntarily terminated for any reason other than “Cause” or is terminated due to your “Disability”, or if you voluntarily terminate your employment for “Good Reason”, all restrictions on ownership are lifted and the Restricted Shares will become one hundred percent (100%) vested. For purposes of this provision, the following definitions shall apply:

(a)	“Cause” shall mean (1) your commitment of an intentional act of fraud, embezzlement, or theft in the course of your employment or other engagement in any intentional misconduct or gross negligence which is materially injurious to Company’s business, financial condition or business reputation; (2) your commitment of intentional damage to the property of Company or your intentional wrongful disclosure of confidential information which is materially injurious to Company’s business, financial condition or business reputation; (3) your intentional refusal to perform the material duties of your position, without cure, or the beginning of cure, within five (5) days of written notice from Company; (4) commitment of a material breach of an employment agreement with the Company (if any); (5) your failure to show up at Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from Company; or (6) your entry of a guilty plea or a plea of no contest with regard to any felony. Any reference to Company in the preceding sentence includes each of its subsidiaries.

(b)	“Good Reason” shall mean a reduction of more than 10% in your base salary, a transfer to a position with a pay grade more than two pay grades below your current position or a transfer to a jobsite more than 35 miles from your current jobsite.

(c)	“Disability” shall mean such disability as entitles you to disability benefits under the Social Security Act as amended to the date of inception of such disability.

(d)	In the event a Change in Control Employment Agreement between you and the Company is in effect at the time of the Change in Control, “Cause”, “Good Reason” and “Disability” shall have the same respective meanings as provided in such Change in Control Employment Agreement in lieu of the definitions contained herein.

Notwithstanding the preceding, in the event the surviving entity in a Change in Control does not assume the Company’s obligations under the Plan and this Agreement or convert your rights hereunder into equivalent rights to equity in the surviving entity in connection with such Change in Control, the Board of Directors of the Company may, in its discretion, lift all ownership restrictions and provide for all Restricted Shares to become one hundred percent (100%) vested immediately upon such Change in Control whether or not your employment with the Company and its subsidiaries is terminated. In either event, you will have the option of either receiving shares of Common Stock of the Company or a lump-sum cash payment equal to the fair market value thereof.

This Award Agreement is required by the Plan. Your electronic acceptance of this grant of Restricted Shares indicates your acceptance of this Award Agreement and the terms and provisions of this grant.

Please remember the strict confidentiality requirements of this Agreement.

Again, we congratulate you on your award. Thank you for your service to Hancock Holding Company.